Exhibit 99.1

Contacts:
Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS;

ACHIEVES STRONG OPERATING CASH FLOW

First Quarter Highlights:

•	Earnings per diluted share of $0.44

•	Cash flow from operations reaches five-quarter high

•	18th consecutive quarter of sequential backlog growth

WILMINGTON, NC, April 19, 2004—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results under U.S. generally accepted accounting principles, or GAAP, for the first quarter ended March 31, 2004.

For the first quarter of 2004, PPD recorded net revenue of $195.3 million, an increase of 15.0 percent over net revenue of $169.9 million for the first quarter of 2003. Net revenue for the first quarter 2004 included reimbursed out-of-pockets of $13.0 million, compared to $10.9 million for the same period in 2003. First quarter 2004 development and discovery sciences revenue totaled $182.3 million, an increase of 14.6 percent compared to the same period last year.

First quarter 2004 income from operations was $38.5 million, an increase of 18.8 percent compared to income from operations of $32.4 million for the same period in 2003. Net income per diluted share for the first quarter 2004 was $0.44, compared to $0.38 for the same period last year.

New business authorizations for the first quarter of 2004 were $276.0 million, compared to $252.9 million for the first quarter of 2003. Net days sales outstanding at March 31, 2004 was 40 days, an improvement from 42 days as of December 31, 2003. For the first quarter 2004, net cash flow from operations was $30.9 million. At March 31, 2004, PPD had $127.0 million in cash and minimal debt.

“PPD’s focus on consistent quality and execution enabled us to generate robust cash flow in the first quarter,” stated Fred Eshelman, chief executive officer of PPD. “Moving forward, we remain committed to strategically growing the company through continuous improvement of our operations and working to advance our pipeline of partnered compounds.”

PPD Announces First Quarter 2004 Financial Results

PPD will conduct a live conference call and audio Webcast tomorrow, April 20, 2004, at 9:00 a.m. ET to discuss its first quarter 2004 results. To access the Webcast, please visit http://www.ppdi.com and follow the directions on PPD’s investors page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +800 915 4836, for telephone access.

As a leading global provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 5,800 professionals in 27 countries around the world. For more information on PPD, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries; competition within the outsourcing industry; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended Mar. 31,
	2004	2003
Net revenue:
Development	$174,714	$155,899
Discovery sciences	7,548	3,095
Reimbursed out-of-pockets	13,018	10,883

Total net revenue	195,280	169,877

Direct costs:
Development	88,210	74,719
Discovery sciences	1,566	1,534
Reimbursable out-of-pocket expenses	13,018	10,883

Total direct costs	102,794	87,136

Research and development	1,286	3,361
Selling, general and administrative	45,664	39,763
Depreciation	6,717	6,917
Amortization	325	290

Income from operations	38,494	32,410

Other income, net	504	793

Income before income taxes	38,998	33,203
Income tax expense	14,234	12,036

Net income	$24,764	$21,167

Net income per share:
Basic	$0.44	$0.38

Diluted	$0.44	$0.38

Weighted average number of shares outstanding:
Basic	56,155	55,561

Diluted	56,589	56,115

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003
Cash and cash equivalents	$127,048	$110,102
Accounts receivable and unbilled services, net	$243,553	$243,494
Working capital	$175,604	$156,601
Total assets	$805,366	$775,467
Unearned income	$117,231	$129,818
Long-term debt, including current portion	$7,125	$7,662
Shareholders’ equity	$540,324	$512,521